Filed Pursuant to Rule 433
Registration No. 333-226056-02

Florida Power & Light Company

Pricing Term Sheet

November 8, 2018

Issuer:	Florida Power & Light Company
Designation:	Floating Rate Notes, Series due November 14, 2068
Registration Format:	SEC Registered
Principal Amount:	$99,330,000
Date of Maturity:	November 14, 2068
Interest Payment Dates:	Quarterly in arrears on February 14, May 14, August 14 and November 14, beginning February 14, 2019
Coupon Rate:	Floating rate based on the Three-Month LIBOR Rate minus 0.30%; reset quarterly on each February 14, May 14, August 14 and November 14, beginning February 14, 2019. The coupon rate shall not be less than 0.00%. The coupon rate that will be in effect on the Settlement Date will be determined on November 9, 2018.
Price to Public:	100% of the principal amount thereof
Trade Date:	November 8, 2018
Settlement Date:*	November 14, 2018
Call Provision:	On or after November 14, 2048, the Notes may be redeemed at any time or from time to time, at the option of the Company, in whole or in part, in amounts of $1,000 or any multiple of $1,000 at the following redemption prices (in each case, expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the redemption date), if redeemed during the six-month periods beginning on May 14 or November 14 of any of the following years:

Redemption Date	Price
November 14, 2048	105.00%
May 14, 2049	105.00%
November 14, 2049	104.50%
May 14, 2050	104.50%
November 14, 2050	104.00%
May 14, 2051	104.00%
November 14, 2051	103.50%
May 14, 2052	103.50%
November 14, 2052	103.00%
May 14, 2053	103.00%
November 14, 2053	102.50%
May 14, 2054	102.50%
November 14, 2054	102.00%
May 14, 2055	102.00%
November 14, 2055	101.50%
May 14, 2056	101.50%
November 14, 2056	101.00%
May 14, 2057	101.00%
November 14, 2057	100.50%
May 14, 2058	100.50%
November 14, 2058 and thereafter to maturity	100.00%

Put Provision:	The Notes will be repayable at the option of a holder, in whole or in part, on at least 30 days’ but not more than 60 days’ notice on the following dates and at the following prices (in each case, expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the repayment date):

Repayment Date	Price
November 14, 2019	98.00%
May 14, 2020	98.00%
November 14, 2020	98.00%
May 14, 2021	98.00%
November 14, 2021	98.00%
May 14, 2022	98.00%
November 14, 2022	98.00%
May 14, 2023	98.00%
November 14, 2023	98.00%
May 14, 2024	99.00%
November 14, 2024	99.00%
May 14, 2025	99.00%
November 14, 2025	99.00%
May 14, 2026	99.00%
November 14, 2026	99.00%
May 14, 2027	99.00%
November 14, 2027	99.00%
May 14, 2028	99.00%
November 14, 2028	99.00%
May 14, 2029	99.00%
November 14, 2029 and on November 14 of every second year thereafter through and including November 14, 2065	100.00%

CUSIP / ISIN Number:            341081 FT9 / US341081FT93

Expected Credit Ratings:**

Moody’s Investors Service Inc.	“A1” (stable)
S&P Global Ratings	“A-” (stable)

Joint Book-Running Managers:

UBS Securities LLC

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

Merrill Lync	h, Pierce, Fenner & Smith
Incorporated

___________________

*  It is expected that delivery of the Floating Rate Notes will be made against payment therefor on or about November 14, 2018, which will be the third business day following the date of pricing of the Floating Rate Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Floating Rate Notes initially will settle in T+3, purchasers who wish to trade the Floating Rate Notes on the date of pricing of the Floating Rate Notes should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

** A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Three-Month LIBOR Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated November 7, 2018.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-888-827-7275; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; J.P. Morgan Securities LLC collect at 1-212-834-4533; Wells Fargo Securities, LLC toll-free at 1-800-645-3751; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.